SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934
DATE OF REPORT:
April 24, 2008
(Date of Earliest Event Reported)
MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)
INDEPENDENT BANK CORP.
288 UNION ST., ROCKLAND, MA
(Address of Principal Executive Offices)
02370
(Zip Code)
NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)
781-878-6100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry Into A Material Definitive Agreement
     Rockland Trust Company (“Rockland Trust”), the wholly-owned bank subsidiary of Independent Bank Corp. (the “Company”), has entered into a transaction to sell and simultaneously lease back 17 pieces of real estate owned by Rockland Trust. The transaction will be accomplished pursuant to a Purchase And Sale Agreement, as amended, that became effective as of April 24, 2008 between American Realty Capital, LLC, or its designee, as Buyer and Rockland Trust as Seller (the “Agreement”). When the transaction closes Rockland Trust will sell the real estate to the Buyer for an aggregate price of Thirty-Two Million One Hundred And Eighty-Eight Thousand Dollars ($32,188,000) and simultaneously enter into leases that are 10 or 15 years in length for each location. The closing of the transaction, subject to the provisions of the Agreement, is scheduled to occur on Friday, May 2, 2008 but may occur as early as Wednesday, April 30, 2008.
     A copy of the Agreement, as amended without attached exhibits, is attached hereto as Exhibit 99.1.
     The Company anticipates that the transaction will be immediately accretive to 2008 earnings. Christopher Oddleifson, the President and CEO of the Company and of Rockland Trust, and Denis K. Sheahan, the Chief Financial Officer of the Company and of Rockland Trust, will discuss the transaction during the conference call at 4:30 p.m. Eastern Standard Time on Monday, May 5, 2008 during which they will also discuss the Company’s first quarter 2008 results.
Item 2.01: Completion of Acquisition or Disposition of Assets
     Please see Item 1.01 above regarding a real estate sale leaseback transaction involving the Company’s wholly-owned subsidiary Rockland Trust.
Item 7.01: Regulation FD Disclosure
     Please see Item 1.01 above regarding a real estate sale leaseback transaction involving the Company’s wholly-owned subsidiary Rockland Trust.
Item 9.01: Financial Statements and Exhibits
     A copy of the Agreement, as amended without attached exhibits, that is discussed in Item 1.01 above is attached hereto as Exhibit 99.1.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.
DATE: April 25, 2008	/s/ Edward H. Seksay
Edward H. Seksay
General Counsel